Exhibit 99.1

THORNBURG MORTGAGE ANNOUNCES FURTHER DELAY IN REPORTING

QUARTERLY EARNINGS AND RECEIPT OF NYSE NON-COMPLIANCE NOTIFICATION

SANTA FE, N.M. – June 2, 2008 – Thornburg Mortgage, Inc. (NYSE: TMA), updating its May 19, 2008 press release, stated that it will require additional time to file its Quarterly Report on Form 10-Q for the first quarter. The Company previously announced on May 19 that it estimated it would release earnings and file its first quarter Form 10-Q by June 2, 2008. Today, the Company announced that it estimates filing its Form 10-Q, issuing an earnings release and scheduling a conference call to discuss the first quarter results by June 12, 2008.

In order to finalize its Form 10-Q, the Company must, among other things, complete its valuation analysis and the accounting for the March 31, 2008 Senior Subordinated Secured Note transaction, which requires a comprehensive probability weighted valuation assessment of the notes, the various categories of warrants and the Principal Participation Agreement that were issued. The valuation analysis will determine the original issue discount on the Senior Subordinated Notes and will have implications for the Company’s GAAP and tax accounting reports going forward, all of which are of great importance to the Company and its investors. Accordingly, the Company believes that it is in its and its shareholders’ best interests to take the time needed to thoroughly and comprehensively evaluate and review these matters.

Thornburg Mortgage’s delay in filing its Form 10-Q impacts the timing of several other pending transactions. Until the Form 10-Q is filed, the Company cannot file (1) the prospectus supplements for the registration of resales of Senior Subordinated Notes and common stock issued upon exercise of warrants, or (2) the Registration Statement on Form S-4 and related documents relating to the previously announced exchange offer for the Company’s preferred stock.

In light of these delays, and the likelihood of SEC review and comment on the exchange offer documents and the significant period of time that the exchange offer must remain open, the Company is requesting a 90 day extension of the Escrow Agreement relating to the preferred stock exchange offer to September 30, 2008. This would permit the $200 million currently held in escrow to be maintained to fund the exchange offer. Under the Escrow Agreement, the Company needs each investor’s consent to retain its funds in escrow. The Company has begun the process of obtaining these consents.

Unrelated to the matters described above, on May 29, 2008, the Company received a letter from the NYSE stating that the Company is not in compliance with the NYSE’s continued listing criteria under Section 802.01C of the NYSE

Listed Company Manual because the average closing price of the Company’s common stock has been less than $1.00 for 30 consecutive trading days.

To cure this deficiency, the Company’s common stock must regain a $1.00 share price and a $1.00 average share price over 30 consecutive trading days. If the Company has not cured the deficiency within six months, the common stock will be subject to suspension and delisting procedures. The Company intends to cure this deficiency by implementing a reverse stock split, and has notified the NYSE of its intent. Shareholder approval of the reverse stock split is not required. Specific information regarding the timing and details of the reverse stock split will be released at a later date.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages.

# # #

This press release contains forward-looking statements, including those related to the timing of the Company’s ability to file its Form 10-Q and expectations with respect to a substantial net loss for the first quarter of 2008. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstance due to a number of factors, including but not limited to: the impact of the accounting for the March 31, 2008 financing transaction and the Override Agreement; potential delays in the completion of the financial reporting work by the Company and the completion of the first quarter review by its outside auditors; general economic conditions; ongoing volatility in the mortgage and mortgage-backed securities industry; the Company’s ability to meet the ongoing conditions of the Override Agreement; the Company’s ability to obtain shareholder approval of an increase in the number of authorized shares of capital stock; the Company’s ability to complete the tender offer for its outstanding preferred stock; market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the Company’s SEC reports, including its most recent annual report on Form 10-K/A, its Proxy Statement for its Annual Meeting to be held on June 12, 2008 and its Registration Statement on Form S-3. These forward-looking statements speak only as of the date on which they are made and except as required by law, the Company does not intend to update such statements to reflect events or circumstances arising after such date.

SOURCE: Thornburg Mortgage, Inc.

Thornburg Mortgage, Inc., Santa Fe

Investor Relations

505-989-1900

ir@thornburgmortgage.com

Media Inquiries

Suzanne O’Leary Lopez

505-467-5166